Exhibit 10.2

WPS RESOURCES CORPORATION
PERFORMANCE STOCK RIGHT AGREEMENT

THIS AGREEMENT is entered into as of December 7, 2005, (the “Grant Date”), by and between WPS RESOURCES CORPORATION (the “Company”), and __________________ ____________________ (the “Participant”). This Agreement sets forth the terms, rights and obligations of the parties with respect to the grant of Performance Stock Rights to the Participant. This agreement shall not become effective until the Participant signs and returns the “Acknowledgement Form” attached hereto.

The Performance Stock Rights are granted under, and are subject to, the terms of the WPS Resources Corporation 2005 Omnibus Incentive Compensation Plan (the “Plan”), which are specifically incorporated by reference in this Agreement. Any capitalized terms used in this Agreement which are not defined shall have the meaning set forth in the Plan.

The parties to this Agreement covenant and agree as follows:

1.    Grant of Performance Stock Rights. (a) Subject to the terms of this Agreement, the Company grants to the Participant Performance Stock Rights representing the right to receive ______ shares (“Target Award”), of the common stock of the Company, par value $1.00 (“Stock”), in the event certain Performance Goals specified herein are satisfied. The Participant obtains no ownership interest in the Company and will not be considered a shareholder of the Company by virtue of the grant of Performance Stock Rights hereunder until such time as Stock may be issued to the Participant as a Final Award.

(b)     In the event of certain corporate transactions described in Section 12 of the Plan, the number of Performance Stock Rights may be adjusted by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee’s determination as to any adjustment shall be final.

2.    Performance Period. Subject to the provisions of Section 7, the period from January 1, 2006 to December 31, 2008.

3.    Performance Measures.

(a)    Total Shareholder Return (“TSR”). The quotient obtained by dividing (1) the Shareholder Return with respect to a share of common stock, by (2) the Beginning Market Price of a share of common stock. For this purpose:

(1)    The Shareholder Return means the cash dividends paid on a share of common stock during the Performance Period, increased by (if positive) or reduced by (if negative) the change in stock price from the Beginning Market Price of a share of common stock to the Ending Market Price of a share of common stock.

(2)    The Beginning Market Price of a share of common stock is the average closing market price of a share of common stock for the 30 trading days immediately preceding the first day of the Performance Period as reported by the securities exchange on which such stock is principally traded.

(3)    The Ending Market Price of a share of common stock is the average closing market price of a share of common stock for the 30 trading days immediately preceding the last day of the Performance Period as reported by the securities exchange on which such stock is principally traded.

(b)    Comparison Group. All major publicly traded electric power companies.

4.    Determination of Final Awards.

(a)    Presumptive Award. As soon as practicable following the completion of the Performance Period, the Committee will determine the TRS of the Company and of each company in the Comparison Group. The Committee’s determination will be final and binding on all persons. The Participant’s presumptive award shall be determined in accordance with the following table; provided that any fractional share of Stock that would otherwise result from the foregoing calculation shall be disregarded.

Company TSR In Relation to TSR of All Comparison Group Companies	Presumptive Award Equal to the Following Percentage of the Target Award

90th Percentile or Greater 80th Percentile 70th Percentile 60th Percentile 50th Percentile 45th Percentile 40th Percentile 35th Percentile Below the 35th Percentile	200% 175% 150% 125% 100% 75% 50% 25% 0%

The presumptive award will be interpolated for Company TSR that is above the 35th percentile and below the 90th percentile and that is between the percentiles enumerated in the forgoing table.

(b)    Final Award. The Presumptive Award is used as a guideline for the Committee in determining the Final Award to be made to the Participant, and the Participant obtains no rights as a result of the determination of the Presumptive Award. In determining the

Final Award to be made to the Participant, the Committee, in its sole discretion, may increase or decrease the amount of the Presumptive Award; provided that the Committee will not increase the amount of the Presumptive Award applicable to the Participant if the Participant is a Covered Executive (as defined in the Plan) for purposes of Section 162(m) of the Internal Revenue Code. Except with respect to the portion (if any) of the Final Award payment of which is deferred in accordance with the WPS Resources Corporation Deferred Compensation Plan, the Final Award will be distributed to the Participant by March 15 of the calendar year following the calendar year in which the Performance Period ends, or as soon thereafter as is administratively practicable.

5.    Dividend Equivalents. The Participant shall not receive any cash or other consideration to reflect dividends that would have been paid or accrued had the Performance Stock Rights been actual shares of Stock during the Performance Period.

6.    Effect of Termination of Employment.

(a)    Except as set forth in subsection (b) below and Section 8 below, or as otherwise determined by the Committee, the Performance Stock Rights will be cancelled immediately and without notice to the Participant, and no Final Award will be made, in the event of the Participant’s termination of employment from the Company and its Affiliates prior to the last day of the Performance Period.

(b)    The Participant’s Performance Stock Rights will not be cancelled upon termination of employment, and the Participant (or the Participant’s estate) may be eligible to receive a Final Award, determined in accordance with Section 4 and this Section 6(b) following the conclusion of the Performance Period, if: (i) the Participant’s termination of employment is on account of death or disability (as defined in the Company’s long-term disability plan), or (ii) the Participant terminates employment on or after December 31 of the calendar year in which the Performance Period began and such termination is on account of retirement on or after age fifty-five. Except with respect to the portion (if any) of the Final Award payment of which is deferred in accordance with the WPS Resources Corporation Deferred Compensation Plan, the Final Award will be distributed to the Participant by March 15 of the calendar year following the calendar year in which the Performance Period ends, or as soon thereafter as is administratively practicable.

7.    Change in Control. Upon the occurrence of a Change of Control (as defined in the Plan), the Performance Period shall be terminated, and the Participant will be entitled to a Final Award based upon the Target Award (or, if greater, the then projected Final Award) prorated for the portion of the Performance Period that has been completed as of the date of the Change in Control. Distribution will be made as soon as is administratively practicable following the Change of Control; provided, that if distribution following the Change of Control would result in the Participant being subject to imposition of an additional tax under Code Section 409A, distribution of the Final Award will be made (without interest) as soon as administratively practicable following the earlier to occur of (i) the date on which the Participant separates from the service of the Company and all affiliates (six months following the date of separation if Participant qualifies as a “key employee” as that term is defined for purposes of Section 409A of the Internal Revenue Code), or (ii) the date that distribution would otherwise have been made under Section 4 had the Change of Control not occurred.

8.    Tax Withholding. Upon the issuance of Stock pursuant to a Final Award, the Company may satisfy its withholding obligations in any manner determined by the Committee, including by withholding a portion of the Participant’s compensation or by withholding a number of the shares of Stock included in any Final Award that have a Fair Market Value, as determined by the Committee, equal to the amount required to be withheld. The Fair Market Value of fractional shares of Stock remaining after the withholding requirements are satisfied will be paid to the Participant in cash. The Company may also require the Participant to deliver a check for the Company’s withholding tax obligation prior to effecting the transfer of shares pursuant to a Final Award.

9.    Miscellaneous.

(a)    The Participant (or his legal representatives, the executor of his estate or his heirs) shall not be deemed to be a shareholder of the Company with respect to any of the Performance Stock Rights until shares of Stock have been issued pursuant to a Final Award and the Company’s withholding tax liability has been satisfied, to the Committee’s satisfaction.

(b)    The Performance Stock Rights shall not be transferable by the Participant; provided that following the Participant’s death, any Final Award made with respect to the Participant will be paid to the Participant’s estate or to such person as the executor of the estate certifies as being entitled to such payment as a result of the operation of the Participant’s last will and testament or as a result of the laws of intestate succession.

(c)    It is fully understood that nothing contained in this Agreement or the Plan shall interfere with or limit in any way the right of the Company or any Affiliate to terminate the Participant’s employment at any time nor confer upon the Participant any right to continue in the employ of the Company or any Affiliate.

(d)    As a condition of the granting of Performance Stock Rights under this Agreement, the Participant agrees, for himself and his legal representatives, the executor of his estate, and his heirs, that the Plan and this Agreement shall be subject to discretionary interpretation by the Committee and that any interpretation by the Committee of the terms of the Plan and this Agreement shall be final, binding and conclusive on the Participant, his legal representatives, the executor of his estate and his heirs. The Participant, his legal representatives, the executor of his estate and his heirs shall not challenge or dispute the Committee’s decisions.

(e)    The Committee may modify, extend or renew the Performance Stock Rights at any time. However, no modification, extension or renewal shall (i) confer on the Participant any right or benefit which he would not be entitled to if new Performance Stock Rights were granted under the Plan at such time or (ii) alter, impair or adversely affect the Performance Stock Rights or this Agreement without the written consent of the Participant;

provided that the Committee shall not take any such action with respect to a Participant who is a Covered Executive (as defined in the Plan) if such action would cause any Final Award granted to the Participant to cease to qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code.

(f)    No shares of Stock will be issued pursuant to a Final Award unless and until the Company has determined to its satisfaction that such issuance complies with all relevant provisions of applicable law, including the requirements of any stock exchange on which the Stock may then be traded.

10.    Governing Law. This Agreement shall be governed by the internal laws of the State of Wisconsin as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies. No legal action or proceeding may be brought with respect to this Agreement more than one year after the later of (a) the last date on which the act or omission giving rise to the legal action or proceeding occurred; or (b) the date on which the individual bringing such legal action or proceeding had knowledge of such act or omission. Any such action or proceeding must be commenced and prosecuted in its entirety in the federal or state court having jurisdiction over Brown County, Wisconsin, and each individual with any interest hereunder agrees to submit to the personal jurisdiction thereof, and agrees not to raise the objection that such courts are not a convenient forum. At the Company’s election, such action or other legal proceeding shall be heard pursuant to a bench trial and, if so elected, the parties to such proceeding shall waive their rights to a trial by jury.

11.    Severability. In the event any provision of the Agreement is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

12.    Terms of Plan Govern. All parties acknowledge that this option is granted under and pursuant to the Plan, which shall govern all rights, interests, obligations and undertakings of both the Company and the Participant.

WPS RESOURCES CORPORATION

By: ________________________________
Title: Senior VP - Human Resources

ACKNOWLEDGEMENT FORM

I have read the terms of the WPS Resources Corporation Performance Stock Right Agreement, dated December 7, 2005, and I hereby declare that I understand and agree to be bound by the terms and conditions of the Agreement.

_________________________________________
Participant

Print name:  ______________________________

PLEASE DETACH THIS ACKNOWLEDGEMENT FORM FROM THE PERFORMANCE STOCK RIGHT AGREEMENT AND RETURN IT TO CARMINE NELL IN HUMAN RESOURCES. YOUR PERFORMANCE STOCK RIGHT WILL NOT BECOME EFFECTIVE UNTIL THE COMPANY RECEIVES THIS ACKNOWLEDGMENT FORM.